UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2020

CISION LTD.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands	001-38140	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 East Randolph Street, 7th Floor Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 639-5087

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, par value $0.0001 per share	CISN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introduction

On January 31, 2020, Castle Merger Limited (“Merger Sub”), a Cayman Islands exempted company with limited liability and a wholly-owned subsidiary of Castle Acquisition Limited (f/k/a MJ23 UK Acquisition Limited and hereinafter “Parent”), a private company limited by shares incorporated in England and Wales merged (the “Merger”) with and into Cision Ltd. (the “Company”). The Merger was pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) entered into on October 22, 2019, by and among the Company, Parent and Merger Sub. The Company continued as the surviving company and a wholly-owned subsidiary of Parent (the “Surviving Company”).

Item 1.02	Termination of Material Definitive Agreement.

At the effective time of the Merger (the “effective time”), the First Lien Credit Agreement dated as of June 16, 2016, as amended, by and among the Company, Deutsche Bank AG, New York Branch, as administrative agent and collateral agent, and a syndicate of commercial lenders from time to time party thereto, was terminated and all obligations outstanding thereunder (other than customary obligations and other obligations subject to customary cash collateralization arrangements) were paid off in full and extinguished.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth in the Introduction to this Current Report on Form 8-K (the “Introduction”) is incorporated into this Item 2.01 by reference. Capitalized terms not otherwise defined have the meanings set forth in the Merger Agreement.

At the effective time, each ordinary share, par value $0.0001 per share, of the Company (each a “Cision ordinary share”) issued and outstanding immediately prior to the effective time (other than (i) Cision ordinary shares owned by the Company, Parent or Merger Sub and (ii) Cision ordinary shares as to which dissenter rights have been properly demanded and perfected in accordance with Cayman Islands law) was automatically cancelled and exchanged into the right to receive merger consideration of $10.00 in cash, without interest and subject to any applicable withholding taxes.

Share Options. Pursuant to the Merger Agreement and consistent with the terms of the Company’s 2017 Omnibus Incentive Plan (the “company equity plan”), at the effective time, each (x) vested option to purchase ordinary shares (a “vested option”) was cancelled and exchanged into and became a right to receive an amount in cash, without interest, equal to (1) the per ordinary share merger consideration of $10.00 (less the exercise price per share attributable to such vested option); multiplied by (2) the total number of ordinary shares issuable upon exercise in full of such vested option, subject to any required withholding of taxes (y) unvested option to purchase ordinary shares (an “unvested option”), other than performance vesting options, was cancelled and exchanged for a right to receive an amount in cash, without interest, equal to (1) the aggregate number of ordinary shares subject to such unvested option; multiplied by (2) the excess, if any, of the per ordinary share merger consideration of $10.00 over the applicable per share exercise price under such unvested option, subject to any required withholding of taxes, which consideration was not paid at the closing of the Merger but instead will vest and become payable at the same time as the unvested option for which such consideration was exchanged would have become vested pursuant to its terms and (z) option to purchase ordinary shares which is subject to performance vesting conditions (a “performance vesting option”) vested to the extent such conditions were satisfied based on achievement of the applicable Company performance goals as of the date of the closing of the Merger. Each performance vesting option that so vested became entitled to payment in the same manner as vested options, and any performance vesting options that did not vest were cancelled at the closing of the Merger.

Pursuant to the terms of the Merger Agreement, all options (whether vested or unvested) for which the applicable per share exercise price is equal to or exceeds $10.00 were cancelled and extinguished for no payment of any kind. As a result, all vested and unvested options and performance vesting options outstanding immediately prior to the effective time of the Merger were cancelled and extinguished for no further payment of any kind at the effective time.

Restricted Stock Units. Pursuant to the Merger Agreement and consistent with the terms of the company equity plan, at the effective time, each (x) vested restricted stock unit of the Company (a “vested RSU”) was cancelled and exchanged into and became a right to receive an amount in cash, without interest, equal to (1) the amount of the per ordinary share merger consideration of $10.00; multiplied by (2) the total number of ordinary shares subject to such vested RSU, subject to any required withholding of taxes, and (y) each unvested restricted stock unit of the Company (an “unvested RSU”) was cancelled and exchanged for a right to receive an amount in cash, without interest, equal to (1) the amount of the per ordinary share merger consideration of $10.00; multiplied by (2) the total number of ordinary shares subject to such unvested RSU, subject to any required withholding of taxes, which consideration was not paid at the closing of the Merger but instead will vest and become payable at the same time as the unvested RSU for which such consideration amounts were exchanged would have vested pursuant to its terms.

In August 2019, as part of its routine annual compensation review cycle, the Company’s board of directors (the “Board”), at the recommendation of the compensation committee, made customary equity awards to employees and directors of options and RSUs. The RSUs granted to the Company’s executive officers contained a provision that such RSUs would automatically become vested upon a change of control event such as the Merger. The RSUs granted to the Company’s directors did not have such a change of control provision, however, the Board, in exercising its discretion under the company equity plan, caused such RSUs to be vested as of the effective time of the Merger. Such RSUs will become entitled to payment in the same manner as vested RSUs discussed above.

Specified Restricted Shares. Certain Cision ordinary shares were issued, or are underlying retention agreements entered into, by the Company in connection with prior acquisitions and remain subject to transfer restrictions and/or forfeiture in accordance with the terms of the applicable acquisition agreement or retention agreement (the “specified restricted shares”). Pursuant to the Merger Agreement, at the effective time, each specified restricted share was cancelled and exchanged into the right to receive an amount in cash, without interest, equal to the per ordinary share merger consideration of $10.00, which consideration continues to be subject to the same vesting terms and/or restrictions (including with respect to forfeiture thereof) as the specified restricted share for which such consideration was exchanged and is subject to any required withholding of taxes. Such consideration will become payable at the same time as the restrictions or vesting terms with respect to the specified restricted share for which such consideration was exchanged would have lapsed or been satisfied, as applicable.

The description of the Merger set forth above does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed by the Company as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on October 22, 2019.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, the Company notified the New York Stock Exchange (“NYSE”) on January 31, 2020 that each Cision ordinary share (except as described in Item 2.01 hereof) was converted pursuant to the Merger Agreement as described under Item 2.01, and the Company requested that NYSE file a Form 25 with the Securities and Exchange Commission (“SEC”) to remove the Cision ordinary shares from listing on NYSE and deregister the Cision ordinary shares pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The information set forth under Items 2.01, 3.03 and 5.01 is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.

Pursuant to the Merger Agreement and in connection with the consummation of the Merger, each Cision ordinary share (except as described in Item 2.01 hereof) was converted into the right to receive the merger consideration.

The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.01	Change in Control of Registrant.

As a result of the Merger, a change in control of the Company occurred, and the Company became a wholly-owned subsidiary of Parent. The total amount of consideration payable to the Company’s equityholders in connection with the Merger was approximately $2.7 billion. The funds used by Parent to consummate the Merger and complete the related transactions came from an equity commitment from Platinum Equity Capital Partners V, L.P and the proceeds received pursuant to a senior secured term loan facility.

The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective upon completion of the Merger, each of Kevin Akeroyd, Mark Ein, L. Dyson Dryden, Stephen Master, Stuart Yarbrough, Mark Anderson, Philip Canfield, David Krantz and Susan Vobejda ceased to be directors of the Company and Mary Ann Sigler, the sole director of Merger Sub, became the sole director of the Company immediately following the effective time.

The officers of the Company immediately before the effective time of the Merger continued as officers of the Company following the Merger.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective upon completion of the Merger, the memorandum and articles of association of the Company were amended and restated to be in the form of the memorandum and articles of association attached as Exhibit 3.1, which are incorporated herein by reference.

Item 8.01	Other Events.

On January 31, 2020, the Company issued a press release announcing the completion of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Memorandum and Articles of Association of Cision Ltd.

99.1	Press Release of Cision Ltd., dated January 31, 2020.

104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 31, 2020

CISION LTD.

By:	/s/ Jack Pearlstein
Name:	Jack Pearlstein
Title:	Chief Financial Officer